Exhibit 10.31

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and effective as of March 17, 2008, by and between Cyberkinetics Neurotechnology Systems, Inc., a Delaware corporation (the “Company”) and Mark A. Carney (“Mr. Carney”).

RECITALS

WHEREAS, the Company and Mr. Carney have agreed to terminate that certain Employment Agreement dated February 14, 2006 by and between the Company and Mr. Carney (the “Employment Agreement”) and to modify the severance obligations of the Company pursuant to Section 5 of the Employment Agreement and enter a consulting arrangement as set forth herein;

WHEREAS, the parties wish to memorialize their agreement pursuant to which the Employment Agreement shall be terminated and to which Mr. Carney shall receive certain consideration in receipt thereof, release the Company from its obligation to pay cash severance under the Employment Agreement, provide consulting services to the Company and otherwise to be obligated to the Company under the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. TERMINATION OF EMPLOYMENT AGREEMENT. The Company and Mr. Carney hereby consent and agree that the Employment Agreement shall be terminated pursuant to Section 5(b) thereof as of the date hereof.

2. SEVERANCE. The Company and Mr. Carney hereby consent and agree that the Company is hereby released of its obligation to pay any severance or benefits payable under the Employment Agreement in connection with its termination as set forth in Section 1 above in exchange for the following:

(a) The Company shall issue to Mr. Carney 650,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), which shares of Common Stock which shall not be registered under the Securities Act of 1933;

(b) All outstanding unvested option shares held by Mr. Carney shall immediately vest upon the execution of this Agreement and such options shall be exercisable for a period of ninety (90) days following the termination of the Services Term (as defined below);

(c) The restrictions on all outstanding shares of restricted Common Stock issued to Mr. Carney on November 9, 2007 shall continue to lapse in accordance with their stated terms during the Services Term;

(d) During the Services Term, Mr. Carney shall continue to serve as a member of the board of directors of the Company and the Company’s steering committee representative to PNIR, LLC, subject to the Company’s, the board of director’s and the shareholders’ previously existing right and ability to remove Mr. Carney from such positions;

(e) During the Services Term, the Company shall continue to pay Mr. Carney’s blackberry and phone card expenses consistent with past practice;

(f) For a period of twelve (12) months following the date of this Agreement, the Company shall pay Mr. Carney an amount in cash, in accordance with the payroll practices of the Company, equal to the amount expended by Mr. Carney in connection with (i) the purchase of life insurance equivalent to that provided by the Company during Mr. Carney’s employment and (ii) his election, to the extent allowed by law, to exercise applicable rights under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) to maintain health and dental insurance coverage plus the amount of U.S. state and federal tax payable by Mr. Carney in connection with the receipt of such amount.

3. TERMS OF ENGAGMENT. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and Mr. Carney hereby agrees to be engaged by the Company as a consultant as of the date hereof. Mr. Carney’s engagement, subject to earlier termination as hereafter provided, shall be for a term of six (6) months commencing on the date hereof (the “Services Term”). In the event that Mr. Carney and the Company wish to extend the Services Term, an amendment to this Agreement shall be executed in accordance with Section 20 hereof.

4. CAPACITY AND PERFORMANCE.

(a) During the Services Term, Mr. Carney shall be engaged by the Company as in independent contractor and shall perform such duties and responsibilities on behalf of the Company as may reasonably be designated from time to time by the Company, consistent with Mr. Carney’s prior position of Executive Vice President (collectively, the “Services”).

(b) During the Services Term, Mr. Carney shall devote no less than four, eight-hour days per month of his business time and his best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities necessary to carry out the function of this engagement.

5. COMPENSATION AND EXPENSE REIMBURSEMENT. As compensation for all services performed by Mr. Carney under this Agreement and during the Services Term and subject to performance of Mr. Carney’s duties and obligations, pursuant to this Agreement or otherwise:

(a) Compensation. During the Term hereof, the Company shall pay Mr. Carney SEVEN HUNDRED FIFTY DOLLARS ($750.00) per day, payable in accordance with the payroll practices of the Company, provided, however, that such amount shall increase to ONE THOUSAND FIVE HUNDRED DOLLARS ($1,500.00) per day if, during the Services Term, the Company receives a Humanitarian Device Exemption approval from the U.S. FDA for its Andara OFS device and successfully completes a financing that provides adequate financial reserves to operate the Company for a period of no less than twelve (12) months without the need for a subsequent financing.

(b) Expenses. The Company shall pay or reimburse Mr. Carney for all reasonable and necessary business expenses incurred or paid by Mr. Carney in the performance of his duties and responsibilities hereunder, subject to reasonable restrictions on such expenses set by the Company and to such reasonable substantiation and documentation in accordance with the policies and procedures of the Company.

(c) Benefits; Expenses; Other Compensation. Except as expressly provided herein or required by law, the Company will not pay to Mr. Carney any benefits, expenses or other compensation.

6. RELATIONSHIP OF THE PARTIES.

(a) Independent Contractor Status. Mr. Carney shall be an independent contractor. Mr. Carney shall act in accordance with this status and Mr. Carney shall not hold himself out as an officer or employee of the Company, nor shall Mr. Carney make any claim based on any right or privilege applicable to the Company’s employees. Under no circumstances shall Mr. Carney or Mr. Carney’s agents, if any, look to the Company as their employer, or as a partner, agent, or principal.

(b) Taxes. Mr. Carney shall pay, when and as due, any and all taxes incurred as a result of Mr. Carney’s compensation hereunder. Mr. Carney shall indemnify the Company for any claims, losses, costs, fees, liabilities, damages or injuries suffered by the Company arising out of Mr. Carney’s failure to pay any taxes due under this section.

(c) Other Costs. Mr. Carney shall be directly responsible for all costs of self-employment, including social security liabilities, federal, state and local income tax payments for Mr. Carney. Mr. Carney also shall be directly responsible for all tax returns and reports required by any governmental body, including charges or premiums for F.I.C.A., unemployment insurance and other taxes (including penalties and interest).

7. REPRESENTATIONS.

(a) Capacity. Mr. Carney possesses the capacity to enter into this Agreement.

(b) Compliance with Law; Company Policies. Mr. Carney will comply with all applicable federal and state laws and regulations, as well as all applicable policies of the Company, relating to the performance of the Services under this Agreement.

(c) No Conflicts. Mr. Carney hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not be in breach or be in conflict with any other agreement to which Mr. Carney is a party or is bound and that Mr. Carney is not subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder. Mr. Carney will not disclose or use any proprietary information of a third party without such party's consent.

8. OWNERSHIP OF WORK PRODUCT. Mr. Carney understands the Company does not desire to acquire from Mr. Carney any trade secrets, know-how or confidential information that Mr. Carney may have acquired from others or which may have been developed or acquired by Mr. Carney outside the scope of his prior employment by the Company. Mr. Carney expressly understands and agrees that any and all right or interest Mr. Carney obtains in any designs, trade secrets, technical specifications and technical data, know-how and show-how, customer and vendor lists, marketing plans, pricing policies, inventions, concepts, ideas, expressions, discoveries, improvements and patent or patent rights which are authored, conceived, devised, developed, reduced to practice, or otherwise obtained by Mr. Carney within the scope of his engagement with the Company and during Mr. Carney’s engagement with the Company which relate to, result from, and arise out of Mr. Carney’s relationship with the Company are expressly regarded as “works for hire”, as that term is defined in United States Copyright Act (17 U.S.C. Section 101) or works invented or authored within the scope of employment (the “Inventions”). Mr. Carney hereby assigns to the Company the sole and exclusive right to such Inventions. Mr. Carney agrees to promptly disclose to the Company any and all such Inventions, and that, upon request of the Company, Mr. Carney will execute and deliver any and all documents or instruments and take any other action which the Company shall deem necessary to assign to and vest completely in the Company, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Company’s trade secrets and proprietary interest in such Inventions. The obligations of this Section shall continue beyond the termination of Mr. Carney’s relationship with respect to such Inventions conceived of, reduced to practice, or developed by Mr. Carney during the Services Term and within the scope of his prior employment by the Company. The Company agrees to pay any and all copyright, trademark and patent fees and expenses or other costs incurred by Mr. Carney for any assistance rendered to the Company pursuant to this Section.

9. NON-DISCLOSURE.

(a) For purposes of this Section 9, “the Company” shall include any affiliates of the Company.

(b) As used herein, “Company Confidential Information” shall mean all intellectual property and other proprietary information of the Company, including without limitation:

(i)	the Company’s business methods and practices;

(ii)	databases and information used in the Company’s business;

(iii)	the names of the Company’s suppliers and customers and the nature of their relationship with the Company;

(iv)	the business information and requirements of the Company’s customers;

(v)	confidential, proprietary or trade secret information submitted to the Company by the Company’s customers, suppliers, employees, consultants or co-venturers; and

(vi)
any other information including, but not limited to, trade secrets or confidential information with respect to inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans, pricing and proposals;

(c) Mr. Carney will not at any time, whether during or after the termination of his relationship, for any reason whatsoever, reveal to any person or entity (both commercial and non-commercial) any of the trade secrets or Company Confidential Information, without limitation, its research and development activities; inventions, processes, formulae, data, chemical composition, chemical or natural compounds now existing or under development, improvements, discoveries, developments, product designs, prototypes and technical specifications; algorithms, trade secrets or technical data; show-how and know-how; marketing plans and strategies; pricing and costing policies; customer and supplier lists and accounts; or nonpublic financial information of the Company so far as they have come or may come to Mr. Carney’s knowledge, except as may be required in the ordinary course of performing his duties as an employee or consultant of the Company. This restriction shall not apply to: (i) information that is in the public domain through no fault of Mr. Carney; (ii) information received from a third party outside the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Company; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed. Mr. Carney shall keep secret all matters of such nature entrusted to Mr. Carney and shall not use or disclose any such information for the benefit of any third party in any manner which may injure or cause loss to the Company, whether directly or indirectly.

10. NONCOMPETITION AND NONSOLICITATION.

During the Services Term and for a period equal to twelve (12) months following termination of this Agreement, however caused, Mr. Carney shall not, without the prior written consent of the Company, which consent will not be unreasonably withheld or delayed:

(a) For himself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any business which is directly or indirectly competitive with the Company’s Business (as defined below), or any of its affiliates, except that nothing contained herein shall preclude Mr. Carney from (i) purchasing or owning stock in any such business if such stock is publicly traded, or (ii) acting as a partner, principal, member, shareholder, officer, director or employee of one or more venture capital or private equity funds(or its general partner, managing member or management company) regardless of the investments of any such venture capital or private equity funds.

(b) Either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company or any present or future parent, subsidiary or other affiliate of the Company which is engaged in a similar business as the Company’s Business, any customers or patrons of the Company, or any prospective customers or patrons with respect to which the Company has developed or made a sales presentation (or similar offering of services).

(c) Either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the Company within the immediately preceding twelve (12) month period or any affiliate of the Company to leave the services of the Company or any affiliate for any reason.

(d) For purposes of this Section 10, the Company’s business (“Business”) shall mean researching, developing or commercializing therapeutic and diagnostic devices and drugs for the diagnosis and treatment of nervous system injury and disease; provided, however, that the term “Business” shall be deemed amended to reflect any change in the Company’s Business after the date of this Agreement but prior to the termination of Mr. Carney’s engagement with the Company. A business will be deemed to be competitive with the Company if it is engaged in a business substantially similar, in whole or in part, to the Company’s Business.

11. ASSIGNMENT/SUBCONTRACT. Mr. Carney may not assign or subcontract his obligations under this Agreement.

12. TERMINATION

(a) The Company may terminate Mr. Carney’s service under this Agreement with Cause (as defined below) at any time during the Services Term.

(b) For purposes of this Agreement, the Company shall have Cause to terminate Mr. Carney’s service under this Agreement if Mr. Carney:

(i)	is convicted of any crime or offense;

(ii)	fails or refuses to comply with the written policies or reasonable directives of the Company after notice from the Company and a reasonable opportunity to cure the failure or refusal;

(iii)	commits any act of willful dishonesty, or breach of fiduciary duty with respect to any aspect of the Company’s or any affiliate’s business;

(iv)	is guilty of misconduct in connection with his performance hereunder; or

(v)	materially breaches this Agreement and fails to cure such breach in a reasonable period of time after written notice of such breach from the Company.

(c) If Mr. Carney’s services under this Agreement is terminated by the Company for Cause, then (i) the Company shall have no further obligations hereunder with respect to payment for services accruing from and after the effective date of termination and shall have all other rights and remedies available under this or any other agreement and at law or in equity; and (ii) any restricted stock held by Mr. Carney (for which all restrictions have not lapsed) shall be repurchased by the Company at par value. Notwithstanding the foregoing, the Company shall promptly pay to the Mr. Carney on the effective termination date any and all amounts then owed to Mr. Carney pursuant to this Agreement. In addition, Mr. Carney shall also be entitled to reimbursement of any reimbursable business expenses which were incurred by Mr. Carney through and including the date of termination, which shall be paid by the Company in accordance with the Company’s expense reimbursement policy. The Executive shall be entitled to convert the Life Insurance into an individual policy.

(d) Mr. Carney’s services under this Agreement will terminate automatically on the occurrence of the death or disability of Mr. Carney.

(e) Upon termination of Mr. Carney’s services under this Agreement, Mr. Carney will immediately deliver to the Company all records, notes, data, memoranda, work product and equipment in his possession that are the property of the Company, including any documentation relating to the Services.

13. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties hereto with reference to the subject matter of this Agreement and shall not be changed or modified except by a written instrument signed by both parties. The parties agree that all other non competition, confidentiality, non solicitation and other similar agreements between the Company (or any of its affiliates) and Mr. Carney are hereby terminated and shall not be of any further force and effect. This Agreement may be executed in any number of counterparts which together shall constitute one instrument.

14. SEVERABILITY. If any provision in this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions in this Agreement shall continue in full force and effect.

15. EQUITABLE REMEDIES. Mr. Carney acknowledges that the Services are personal and unique to Mr. Carney and that any breach of this agreement by Mr. Carney will cause irreparable harm to the Company. Accordingly, the Company shall have the right to enforce this Agreement and any of its provisions by injunction or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

16. INTERPRETATION. Captions of the sections of this Agreement are for reference purpose only and do not constitute terms or conditions hereof. The parties acknowledge that they have thoroughly reviewed this Agreement and bargained over its terms. Accordingly, neither party shall be considered responsible for the preparation of this Agreement, which shall be deemed to have been prepared jointly by both parties. The provisions of the Agreement allocate the risks between the parties. The terms and conditions included herein reflect this allocation of risk, and each provision herein is part of the bargained-for consideration of this Agreement.

17. WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. NOTICES. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to Mr. Carney at his last known address on the records of the Company or, in the case of the Company, at the Company's principal place of business, to the attention of the Chief Executive Officer, or to such other address as either party may specify by notice to the other actually received.

19. AMENDMENT. This Agreement may be amended or modified only by a written instrument signed by Mr. Carney and by an expressly authorized representative of the Company.

20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

21. GOVERNING LAW / CONSENT TO JURISDCTION. This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts without regard to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

By:	/s/ Timothy R. Surgenor
Name: Timothy R. Surgenor
Its: President and Chief Executive Officer

/s/ Mark A. Carney
Name: Mark A. Carney